UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 29, 2014

Emmaus Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

20725 S. Western Avenue, Suite 136, Torrance, CA 90501

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code      310-214-0065

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On April 29, 2014, Emmaus Life Sciences, Inc. (the “Company”) entered into a settlement agreement with Timothy J. Brasel relating to a lawsuit the Company filed against Mr. Brasel on October 31, 2013 in Arapahoe County, Colorado. Mr. Brasel purchased 500,000 shares of the Company’s common stock (the “Shares”) from AFH Holding & Advisory, LLC (“AFH”) in connection with the merger of Emmaus Medical, Inc. with and into AFH Merger Sub, Inc. on May 3, 2011. The lawsuit sought to compel Mr. Brasel to surrender the Shares to the Company for cancelation pursuant to the terms of a letter of intent between the Company and AFH to which the Shares were subject. The complaint also sought actual damages, statutory damages and other relief.

The settlement agreement provides for the repurchase of the Shares by the Company for $377,500, payable in three installments over 90 days. Mr. Brasel is obligated to surrender the Shares to the Company in installments as payments are made.  The settlement agreement stays the proceedings pending completion of the payments and surrenders in accordance with the settlement agreement.  Upon such completion, the lawsuit will be dismissed and mutual releases will be exchanged with respect to the matter.  The settlement agreement contemplates that the parties will enter into a more definitive settlement agreement consistent with its terms but is nevertheless binding if the parties do not do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emmaus Life Sciences, Inc.

Date: May 5, 2014

	By:	/s/ Peter Ludlum
	Name:	Peter Ludlum
	Title:	Chief Financial Officer